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Exhibit 23.02


Board of Directors
Diatect International, Inc.
Heber, Utah

Consent of Certified Public Accountants
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We consent to the incorporation by reference of our audit report dated March
29, 2001, on the financial statements of Diatect International, Inc. as of December 31, 2000, and also to the incorporation by reference of our review report dated November 14, 2001 on the financial statements of Diatect International, Inc. as of September 30, 2001 for the filing with and attachment to the Form S-8.

December 12, 2001

/S/ Williams & Webster, P.S.

Williams & Webster, P.S.
Bank of America Financial Center
601 W. Riverside, Suite 1940
Spokane, WA 99201-0611

Tel: 509-838-5111
Fax: 509-838-5114